EXHIBIT 99.1

CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Announces Private Offering of $300 Million Senior Notes Due 2020

PARMA, Ohio--November 13, 2012--GrafTech International Ltd. (NYSE:GTI) announced today that it intends to offer $300 million aggregate principal amount of unsecured Senior Notes due in 2020 (the "Notes"). The Notes will be unconditionally guaranteed on a senior basis by the Company's existing and future subsidiaries that guarantee certain other indebtedness of the Company. The private offering, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933.
The Company intends to use the net proceeds of the offering to repay amounts currently outstanding under its revolving credit facility.
The securities to be offered will not be registered under the Securities Act or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.
GrafTech International offers innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy and latest generation electronics. GrafTech operates 19 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs 3,000 people.
NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about the proposed offering. We have no duty to update these statements. Actual future events could differ materially, positively or negatively, from these statements due to changes in economic, market or industry conditions, changes in governmental, central bank, tax or other policies, changes in our business and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us.